Exhibit (a)(1)(A)(ii)

Supplement No. 2 to

U.S. Offer to Purchase for Cash

All of the Outstanding Series A Common Stock, Ordinary Participation Certificates and American Depositary Shares

of

Maxcom Telecomunicaciones, S.A.B. de C.V.

at the U.S. Dollar Equivalent of

Mexican Pesos 0.9666 Per Series A Common Stock

And

Mexican Pesos 2.90 Per Ordinary Participation Certificate

 (each Ordinary Participation Certificate representing three Series A Common Stock)

And

Mexican Pesos 20.30 Per American Depositary Share

(each American Depositary Share representing seven Ordinary Participation Certificates)

By

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, as Trustee for Trust Number 1387, Ventura Capital Privado, S.A. de C.V., Javier Molinar Horcasitas and Enrique Castillo Sanchéz Mejorada

March 20, 2013

This Supplement No. 2 (this “Supplement”) amends and supplements, as set forth below, the U.S. Offer to Purchase, dated February 20, 2013 (which, together with any amendments and supplements thereto, collectively constitute the “U.S. Offer” or “U.S. Offer to Purchase”), relating to the offer by Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust  Number 1387, (“Trust”), Ventura Capital Privado, S.A. de C.V. (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique Castillo”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the date thereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares.

The term “Purchaser”, when used in this Supplement means, collectively, the Trust, acting through the Trustee, Ventura Capital, Javier Molinar and Enrique Castillo.

In Mexico (the “Mexican Offer,” and collectively with the U.S. Offer, the “Offers”), Purchaser is offering to purchase all of the outstanding Shares and CPOs of Maxcom.  All holders of ADSs may tender their ADSs only in the U.S. Offer, unless they first convert their ADSs into CPOs.  All holders of Shares and CPOs, other than those who are Mexican residents, may tender their

Shares and CPOs in either the U.S. Offer or the Mexican Offer.  Mexican resident holders may tender Shares and CPOs only in the Mexican Offer.  The Mexican Offer will be made on substantially the same terms and at the same prices as the U.S. Offer.

This Supplement should be read together with the U.S. Offer to Purchase and the related ADS Letter of Transmittal. All references to and requirements regarding the U.S. Offer to Purchase shall be deemed to refer to the U.S. Offer to Purchase as amended and supplemented by this Supplement. Except as set forth herein, all terms and conditions of the Offer remain unchanged and in full force and effect. If you have already properly tendered your Company Securities in the Offers, you need not take further action according to the U.S. Offer and the ADS Letter of Transmittal.

Unless the Offer is further extended, the expiration of the Offer will occur at 12:00 midnight, New York City time (11:00 p.m., Mexico City time) on March 27, 2013.

Questions or requests for assistance or additional copies of this U.S. Offer to Purchase, the ADS Letter of Transmittal and any other documents may be directed to the Information Agent at its address and telephone numbers set forth below. A holder of Securities also may contact his or her broker, dealer, commercial bank, trust company or other nominee for assistance concerning the U.S. Offer.

The Information Agent is:

GEORGESON

Georgeson Inc.

199 Water Street, 26th Floor

New York, NY 10038

Call Toll-Free: (866) 296-6841

Call Collect: (212) 440-9800

1. The first paragraph in the cover page of the U.S. Offer to Purchase (the “U.S. Offer”) is replaced in its entirety with the following text:

Trust Number 1387, acting through Banco Invex S.A., Institución de Banca Múltiple, Invex Grupo Financiero, a banking institution organized and existing under the laws of the United Mexican States, as Trustee for Trust Number 1387 (the “Trust”), Ventura Capital Privado, S.A. de C.V., a sociedad anónima de capital variable, organized and existing under the laws of the United Mexican States (“Ventura Capital”), Javier Molinar Horcasitas (“Javier Molinar”) and Enrique Castillo Sanchéz Mejorada (“Enrique” and together with the Trust, Ventura Capital and Javier, the “Purchaser” or “Purchasers”)  are offering in the United States (the “U.S. Offer” or “U.S. Offer to Purchase”) to purchase for cash (i) all of the outstanding Series A Common Stock, without par value (the “Shares”) of Maxcom Telecomunicaciones, S.A.B. de C.V., a limited liability public stock corporation, a sociedad anónima bursátil de capital variable, organized and existing under the laws of the United Mexican States (“Maxcom”), (ii) all of the outstanding Ordinary Participation Certificates (“CPOs”) of Maxcom, and (iii) all of the outstanding American Depository Shares (“ADSs,” and collectively with the Shares and the CPOs, and in each case, with any coupon representing unpaid dividends as of the day hereof, the “Securities”), of Maxcom, in each case held by persons who are not Mexican residents.  Each ADS represents seven CPOs.  Each CPO represents three Shares. For more information regarding the Purchasers and the structuring of the Trust by Ventura Capital, Javier Molinar and Enrique Castillo,on behalf of each of the Purchasers, as the vehicle for this U.S. Offer, please see “Information about the Purchasers”.

2. The item “Does Purchaser have the financial resources to make payment?” in the Summary Term Sheet of the U.S. Offer is replaced in its entirety with the following text:

•                  Does Purchaser have the financial resources to make payment?

The Purchaser, including Javier Molinar and Enrique Castillo, will have sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer. Javier Molinar and Enrique Castillo will each make contributions to the Trust immediately after the Expiration Date, when the amount of Securities tendered is known, in order for the Trust to make the tender offer payment. The other beneficiaries of the Trust may make contributions to the Trust at that time also. We estimate a total contribution of approximately US$ 60,156,084.71. This valuation was calculated assuming the purchase of all outstanding shares of Series A Common Stock, no par value, including those represented by CPOs and ADSs, at a purchase price of Ps. 0.9666 in cash per share of Series A Common Stock. As of January 31, 2013, there were 790,125,839 shares of Series A Common Stock outstanding, including those represented by CPOs and ADSs. This transaction valuation was calculated using the February 19, 2013 exchange rate published by Banco de Mexico in the Official Gazette of Mexico of Ps. 12.6959 to US$1.00.

3. The paragraph in the “Sources of Funds” section of the U.S Offer is replaced in its entirety with the following text:

The Purchaser, including Javier Molinar and Enrique Castillo, will have sufficient cash or other sources of immediately available funds to finance the entire purchase price for all of the Securities tendered pursuant to the U.S. Offer. Javier Molinar and Enrique Castillo will each make contributions to the Trust immediately after the Expiration Date, when the amount of Securities tendered is known, in order for the Trust to make the tender offer payment. The other beneficiaries of the Trust may make contributions to the Trust at that time also. We estimate a total contribution of approximately US$ 60,156,084.71. This valuation was calculated assuming the purchase of all outstanding shares of Series A Common Stock, no par value, including those represented by CPOs and ADSs, at a purchase price of Ps. 0.9666 in cash per share of Series A Common Stock. As of January 31, 2013, there were 790,125,839 shares of Series A Common Stock outstanding, including those represented by CPOs and ADSs. This transaction valuation was calculated using the February 19, 2013 exchange rate published by Banco de Mexico in the Official Gazette of Mexico of Ps. 12.6959 to US$1.00.

4. The last sentence of the third paragraph in the “Information Regarding the Purchasers” section of the U.S. Offer is replaced in its entirety with the following text:

The other beneficiaries, although may provide financing for the tender offer, will have no participation in the day-to-day management decisions of the Trust.